FOR IMMEDIATE RELEASE	CONTACTS:	Nina Devlin (Media)
724.514.1968
Kris King (Investors)
724.514.1813

Mylan Third Quarter 2015 Constant Currency Adjusted Total Revenues Increase 36% and Adjusted Diluted EPS Increases 23% to $1.43

Mylan Expects to be at High End of Full Year 2015 Adjusted Diluted EPS Guidance Range of $4.15 to $4.35

Mylan Remains Steadfastly Committed To Our Value-Creating Offer for Perrigo

HERTFORDSHIRE, ENGLAND AND PITTSBURGH - Oct. 30, 2015 - Mylan N.V. (Nasdaq: MYL) today announced its financial results for the quarter ended September 30, 2015.

Third Quarter 2015 Highlights

•	Adjusted total revenues of $2.71 billion, up 36% on a constant currency basis versus the prior year period. GAAP total revenues of $2.70 billion.

•
Excluding the impact of the acquisition of Abbott's non-U.S. developed markets specialty and branded generics business ("EPD Business"), adjusted total revenues increased 14% on a constant currency basis, reflecting the continued strength in our legacy business. Foreign currency exchange rates unfavorably impacted adjusted total revenues in Q3 by $122 million.

•
Generics segment adjusted third party net sales of $2.26 billion, up 48% on a constant currency basis. GAAP Generics segment third party net sales of $2.24 billion. Excluding the EPD Business, Generics segment adjusted third party net sales increased 19% on a constant currency basis. Both including and excluding the EPD Business, all regions in the generics segment showed positive growth.

•	Specialty segment third party net sales of $437.8 million, down 5%

•	Adjusted gross profit of $1.58 billion, up 39%; GAAP gross profit of $1.32 billion, up 30%

•	Adjusted gross margin of 58%, up 400 basis points; GAAP gross margin of 49%, flat

•	Adjusted diluted earnings per ordinary share ("EPS") of $1.43, up 23%; GAAP diluted EPS of $0.83, down 34%

•	Adjusted cash provided by operating activities for Q3 of $1.13 billion, up 139%; GAAP net cash provided by operating activities for Q3 of $975 million, up 122%

•	Adjusted free cash flow for Q3 of $1.04 billion, up 158%

Mylan CEO Heather Bresch commented, "Our outstanding third quarter results underscore the diversity of Mylan's platform and organic growth capabilities, which allows us to successfully identify and integrate strategic acquisitions and drive sustainable long-term growth and shareholder value creation. With our business continuing to hit on all cylinders, as well as the recent developments with respect to EpiPen® Auto-Injector, we are expecting to be at the high end of our 2015 guidance of $4.15 to $4.35 in adjusted diluted EPS."

Mylan CFO John Sheehan added, "Mylan's exceptional third quarter results reflect double digit growth in our legacy business as well as enhanced double digit growth with the addition of the EPD Business. As of the end of the third quarter, our debt to adjusted EBITDA leverage was 2.0 times and our adjusted cash provided by operating activities was an impressive record of $1.62 billion year-to-date. Mylan continues to have ample borrowing capacity and financial firepower to execute on strategic opportunities while maintaining our commitment to an investment grade credit rating."

Adjusted Total Revenues

	Three Months Ended
	September 30,
(Unaudited; in millions)	2015	2014	Percent Change
Adjusted Total Revenues*	$2,712.3	$2,084.0	30%
Generics Adjusted Third Party Net Sales*	2,255.5	1,607.4	40%
North America	1,079.6	841.8	28%
Europe (adjusted)*	629.0	351.5	79%
Rest of World	546.9	414.1	32%
Specialty Third Party Net Sales	437.8	462.0	(5)%
Other Revenues	19.0	14.6	30%
*For the three months ended September 30, 2015, GAAP total revenues were $2,695.2 million, GAAP Generics third party net sales were $2,238.4 million and GAAP third party net sales from Europe were $611.9 million. Refer to the non-GAAP reconciliations for the third party net sales from Europe, Generics third party net sales and total revenues in the non-GAAP financial measures for the directly comparable GAAP financial measures.

Generics Segment Revenues
Generics segment adjusted third party net sales were $2.26 billion for the quarter, an increase of 40% when compared to the prior year period. GAAP Generics segment third party net sales were $2.24 billion. When translating adjusted third party net sales for the current quarter at prior year comparative period exchange rates ("constant currency"), adjusted third party net sales increased by 48%.

•
Third party net sales from North America were $1.08 billion for the quarter, an increase of 28% when compared to the prior year period. This increase was primarily driven by net sales from new products, and to a lesser extent, net sales from the acquired EPD Business of approximately $42 million. Also contributing to the increase were higher volumes on existing products, partially offset by lower pricing. The effect of foreign currency translation on third party net sales was insignificant in North America.

•
Adjusted third party net sales from Europe were $629.0 million for the quarter, an increase of 79% when compared to the prior year period. GAAP third party net sales from Europe were $611.9 million. Excluded from adjusted revenues during the quarter is a one-time customer incentive of $17.1 million that was provided in Europe as a result of the acquired EPD Business. Constant currency adjusted third party net sales increased by 95%. This increase was primarily driven by net sales from the acquired EPD Business of approximately $314 million, and to a lesser extent, net sales from new products. Higher volumes on existing products, primarily in France and Italy, were offset by lower pricing throughout Europe.

•
Third party net sales from Rest of World were $546.9 million for the quarter, an increase of 32% when compared to the prior year period. Constant currency third party net sales increased by 47%. This increase was primarily driven by net sales from the acquired EPD Business of approximately $105 million, new product launches in Australia and Japan and higher third party net sales volumes in India, predominately from growth in our anti-retroviral franchise, and Brazil. These increases were partially offset by lower volumes on existing products in Japan and lower pricing throughout this region.

Specialty Segment Revenues

Specialty segment reported third party net sales of $437.8 million for the quarter, a decrease of 5% when compared to the prior year period. This decrease was primarily due to a lower average net selling price for the EpiPen® Auto-Injector as a result of competitive market conditions.

Total Gross Profit

Adjusted gross profit was $1.58 billion and adjusted gross margins were 58% for the quarter as compared to adjusted gross profit of $1.13 billion and adjusted gross margins of 54% in the comparable prior year period. The current quarter increase was primarily due to net sales from the acquired EPD Business, new product introductions and increased margins on existing products in North America. GAAP gross profit was $1.32 billion and $1.01 billion for the third quarter of 2015 and 2014, respectively. GAAP gross margins were 49% in both periods.

Total Profitability

Adjusted earnings from operations for the quarter were $911.9 million, up 38% from the comparable prior year period. GAAP earnings from operations were $601.1 million for the quarter, an increase of 21% from the comparable prior year period. R&D expense increased due to the impact of the acquired EPD Business. SG&A expense increased from the prior year period as a result of the impact the acquired EPD Business as well as acquisition and integration related costs.

EBITDA, which is defined as net earnings (excluding the non-controlling interest and losses from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $835.7 million for the quarter and $652.7 million for the comparable prior year quarter. After adjusting for certain items as further detailed in the reconciliation below, adjusted EBITDA was $986.9 million for the quarter and $736.0 million for the comparable prior year period. Adjusted net earnings attributable to Mylan N.V. increased by $271.0 million to $733.8 million compared to $462.8 million for the prior year comparable period. Adjusted diluted EPS increased 23% to $1.43 compared to $1.16 in the prior year comparable period. GAAP net earnings attributable to Mylan N.V. decreased by $70.5 million to $428.6 million as compared to $499.1 million for the prior year comparable period. This decrease is partially attributable to a tax benefit recorded in the prior year period of approximately $156 million related to the merger of the Company's wholly owned subsidiaries, Agila Specialties Private Limited and Onco Therapies Limited, into Mylan Laboratories Limited. GAAP diluted EPS decreased from $1.26 to $0.83 when compared to the prior year comparable period due to the impact of ordinary shares issued in the acquisition of the EPD Business, transaction costs incurred in the current year period and a gain related to the resolution of certain contingent consideration in the prior year period.

Cash Flow
Adjusted cash provided by operating activities was $1.13 billion for the three months ended September 30, 2015 compared to $470 million for the comparable prior year period. On a GAAP basis, net cash provided by operating activities was $975 million for the three months ended September 30, 2015 compared to $440 million for the comparable prior year period. Capital expenditures were approximately $85 million for the three months ended September 30, 2015 as compared to approximately $67 million for the comparable prior year period. Adjusted free cash flow was $1.04 billion for the three months ended September 30, 2015 compared to $403 million in the prior year period.
Adjusted cash provided by operating activities was $1.62 billion for the nine months ended September 30, 2015 compared to $1.03 billion for the comparable prior year period. On a GAAP basis, net cash provided by operating activities was $1.36 billion for the nine months ended September 30, 2015 compared to $888 million for the comparable prior year period. The increase in net cash provided by operating activities for the quarter and year to date period was primarily due to an increase in adjusted earnings combined with our ongoing working capital initiatives. Capital expenditures were approximately $207 million for the nine months ended September 30, 2015 as compared to approximately $220 million for the nine months ended September 30, 2014. Adjusted free cash flow was $1.41 billion for the nine months ended September 30, 2015 compared to $818 million in the prior year period.

Conference Call
Mylan will host a conference call and live webcast, today, October 30, 2015, at 10:00 am ET, in conjunction with the release of its financial results. The dial-in number to access the call is 800.514.4861 or 678.809.2405 for international callers. To access the live webcast and slide presentation, please log onto Mylan's website (www.mylan.com) at least 15 minutes before the event is to begin to register and download or install any necessary software.

Non-GAAP Financial Measures
This press release includes the presentation and discussion of certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, adjusted diluted EPS, adjusted cash provided by operating activities, adjusted third party net sales from Europe, adjusted Generics segment third party net sales, adjusted third party net sales, adjusted total revenues, adjusted gross profit, adjusted gross margins, adjusted earnings from operations, adjusted net earnings attributable to Mylan N.V. ("Mylan" or the "Company"), adjusted constant currency total revenues, adjusted constant currency third party net sales, constant currency adjusted total revenues, constant currency adjusted third party net sales, EBITDA, adjusted EBITDA, debt to adjusted EBITDA leverage, and adjusted free cash flow, are presented in order to supplement investors' and other readers' understanding and assessment of the Company's financial performance. Management uses these measures internally for forecasting, budgeting and measuring its operating performance. In addition, primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with GAAP. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA pursuant to our debt agreements is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the Company's ability to incur additional indebtedness. We also report sales performance using the non-GAAP financial measure of "constant currency" total revenues, adjusted total revenues, third party net sales, and adjusted third party net sales. This measure provides information on the change in net sales assuming that foreign currency exchange rates had not changed between the prior and current period. The comparisons presented as constant currency rates reflect comparative local currency sales at the prior year's foreign exchange rates. We routinely evaluate our third party net sales performance at constant currency so that sales results can be viewed without the impact of foreign currency exchange rates, thereby facilitating a period-to-period comparison of our operational activities, and we believe that this presentation also provides useful information to investors for the same reason. The "Summary of Adjusted Revenues by Segment" table below compares adjusted third party net sales on an actual and constant currency basis for each reportable segment and the geographic regions within the Generics segment for the three and nine months ended September 30, 2015 and 2014. Also, set forth below, Mylan has provided reconciliations of such non-GAAP financial measures to the most directly comparable GAAP financial measures. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliations of the non-GAAP measures to their most directly comparable GAAP measures set forth below, and investors and other readers should consider non-GAAP measures only as supplements to, not as substitutes for or as superior measures to, the measures of financial performance prepared in accordance with GAAP.

Below is a reconciliation of GAAP net earnings attributable to Mylan N.V. and GAAP diluted EPS to adjusted net earnings attributable to Mylan N.V. and adjusted diluted EPS for the three and nine month period compared to the respective prior year period (in millions, except per share amounts):

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015		2014		2015		2014
GAAP net earnings attributable to Mylan N.V. and GAAP diluted EPS	$428.6	$0.83	$499.1	$1.26	$653.0	$1.32	$740.2	$1.86
Purchase accounting related amortization (primarily included in cost of sales)	219.2		95.3		609.8		289.8
Litigation settlements, net	2.3		20.9		19.1		47.2
Interest expense, primarily amortization of convertible debt discount	11.5		11.7		39.9		34.1
Non-cash accretion and fair value adjustments of contingent consideration liability	9.7		9.0		28.5		26.1
Clean energy investments pre-tax loss (a)	24.1		19.8		68.3		56.4
Financing related costs (included in other expense (income), net)	40.8		—		40.8		—
Acquisition related costs (primarily included in cost of sales and selling, general and administrative expense)	92.3		31.5		243.7		81.0
Acquisition related customer incentive (included in third party net sales)	17.1		—		17.1		—
Restructuring and other special items included in:
Cost of sales	5.1		11.8		19.8		32.0
Research and development expense	0.6		1.0		18.5		17.9
Selling, general and administrative expense	8.6		7.7		41.3		48.9
Other income (expense), net	(1.2)		(4.0)		6.9		(3.7)
Tax effect of the above items and other income tax related items (b)	(124.9)		(241.0)		(289.5)		(373.4)
Adjusted net earnings attributable to Mylan N.V. and adjusted diluted EPS	$733.8	$1.43	$462.8	$1.16	$1,517.2	$3.08	$996.5	$2.51
Weighted average diluted ordinary shares outstanding	514.0		397.3		493.2		397.1

(a)
Adjustment represents exclusion of the pre-tax loss related to Mylan's clean energy investments, the activities of which qualify for income tax credits under Section 45 of the Internal Revenue Code of 1986, as amended (the "Code"). The amount is included in other expense (income), net in the Condensed Consolidated Statements of Operations.

(b)
Adjustment for other income tax related items includes the exclusion from adjusted net earnings for the three and nine months ended September 30, 2014 of the tax benefit of approximately $156 million related to the merger of the Company’s wholly owned subsidiaries, Agila Specialties Private Limited and Onco Therapies Limited, into Mylan Laboratories Limited.

Below is a reconciliation of GAAP net earnings attributable to Mylan N.V. to EBITDA and adjusted EBITDA for the three and nine month period compared to the respective prior year period (in millions):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
GAAP net earnings attributable to Mylan N.V.	$428.6	$499.1	$653.0	$740.2
Add / (deduct) adjustments:
Net contribution attributable to the noncontrolling interest and equity method investments	27.8	22.8	77.7	67.9
Income taxes	26.5	(86.8)	44.0	(40.5)
Interest expense	95.1	83.9	268.5	251.2
Depreciation and amortization	257.7	133.7	691.4	398.1
EBITDA	$835.7	$652.7	$1,734.6	$1,416.9
Add adjustments:
Share-based compensation expense	16.1	15.5	66.4	48.0
Litigation settlements, net	2.3	20.9	19.1	47.2
Restructuring & other special items	132.8	46.9	364.9	171.7
Adjusted EBITDA	$986.9	$736.0	$2,185.0	$1,683.8

About Mylan
Mylan is a global pharmaceutical company committed to setting new standards in health care. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service excellence a habit; do what's right, not what's easy; and impact the future through passionate global leadership. We offer a growing portfolio of around 1,400 generic pharmaceuticals and several brand medications. In addition, we offer a wide range of antiretroviral therapies, upon which nearly 50% of HIV/AIDS patients in developing countries depend. We also operate one of the largest active pharmaceutical ingredient manufacturers and currently market products in about 145 countries and territories. Our workforce includes approximately 30,000 people dedicated to improving the customer experience and increasing pharmaceutical access to consumers around the world. But don't take our word for it. See for yourself. See inside. mylan.com

FORWARD-LOOKING STATEMENTS
This release contains "forward-looking statements." These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about the proposed acquisition of Perrigo Company plc ("Perrigo") by Mylan (the "Perrigo Proposal"), Mylan's acquisition of Mylan Inc. and the EPD Business (the "EPD Transaction"), the benefits and synergies of the Perrigo Proposal or EPD Transaction, future opportunities for Mylan, Perrigo, or the combined company and products, and any other statements regarding Mylan's, Perrigo's, or the combined company's future operations, anticipated business levels, future earnings, planned activities, anticipated growth, market opportunities, strategies, competition, and other expectations and targets for future periods.

These may often be identified by the use of words such as "will," "may," "could," "should," "would," "project," "believe," "anticipate," "expect," "plan," "estimate," "forecast," "potential," "intend," "continue," "target" and variations of these words or comparable words. Because forward-looking statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties related to the Perrigo Proposal, including as to the timing of the offer and a compulsory acquisition, whether Perrigo will cooperate with Mylan and whether Mylan will be able to consummate the offer and a compulsory acquisition, the possibility that competing offers will be made, the possibility that the conditions to the consummation of the offer will not be satisfied, and the possibility that Mylan will be unable to obtain regulatory approvals for the offer or be required, as a condition to obtaining regulatory approvals, to accept conditions that could reduce the anticipated benefits of the offer; the ability to meet expectations regarding the accounting and tax treatments of a transaction relating to the Perrigo Proposal and the EPD Transaction; changes in relevant tax and other laws, including but not limited to changes in healthcare and pharmaceutical laws and regulations in the U.S. and abroad; the integration of Perrigo and the EPD Business being more difficult, time-consuming, or costly than expected; operating costs, customer loss, and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients, or suppliers) being greater than expected following the Perrigo Proposal and the EPD Transaction; the retention of certain key employees of Perrigo and the EPD Business being difficult; the possibility that Mylan may be unable to achieve expected synergies and operating efficiencies in connection with the Perrigo Proposal and the EPD Transaction within the expected time-frames or at all and to successfully integrate Perrigo and the EPD Business; expected or targeted future financial and operating performance and results; the capacity to bring new products to market, including but not limited to where Mylan uses its business judgment and decides to manufacture, market, and/or sell products, directly or through third parties, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts (i.e., an "at-risk launch"); any regulatory, legal, or other impediments to our ability to bring new products to market; success of clinical trials and our ability to execute on new product opportunities; the scope, timing, and outcome of any ongoing legal proceedings and the impact of any such proceedings on financial condition, results of operations, and/or cash flows; the ability to protect intellectual property and preserve intellectual property rights; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impact of competition; changes in the economic and financial conditions of the businesses of Mylan, Perrigo, or the combined company; the inherent challenges, risks, and costs in identifying, acquiring, and integrating complementary or strategic acquisitions of other companies, products, or assets and in achieving anticipated synergies; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards or on an adjusted basis.

For more detailed information on the risks and uncertainties associated with Mylan's business activities, see the risks described in Mylan’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 and our other filings with the Securities and Exchange Commission ("SEC"). These risks, as well as other risks associated with Mylan, Perrigo, and the combined company are also more fully discussed in the Registration Statement on Form S-4 (which includes an offer to exchange/prospectus and was declared effective on September 10, 2015, the "Registration Statement") in connection with the Perrigo Proposal. You can access Mylan's filings with the SEC through the SEC website at www.sec.gov, and Mylan strongly encourages you to do so. Mylan undertakes no obligation to update any statements herein for revisions or changes after the date of this release.

RESPONSIBILITY STATEMENT
The directors of Mylan accept responsibility for the information contained in this release. To the best of the knowledge and belief of the directors (who have taken all reasonable care to ensure that such is the case) the information contained in this release is in accordance with the facts and does not omit anything likely to affect the import of such information.

DEALING DISCLOSURE REQUIREMENTS
Under the provisions of Rule 8.3 of the Irish Takeover Panel Act, 1997, Takeover Rules 2013 (the “Irish Takeover Rules”), if any person is, or becomes, ‘interested’ (directly or indirectly) in, 1% or more of any class of ‘relevant securities’ of Perrigo or Mylan, all ‘dealings’ in any ‘relevant securities’ of Perrigo or Mylan (including by means of an option in respect of, or a derivative referenced to, any such ‘relevant securities’) must be publicly disclosed by not later than 3:30 pm (New York time) on the ‘business’ day following the date of the relevant transaction. This requirement will continue until the date on which the ‘offer period’ ends. If two or more persons co-operate on the basis of any agreement, either express or tacit, either oral or written, to acquire an ‘interest’ in ‘relevant securities’ of Perrigo or Mylan, they will be deemed to be a single person for the purpose of Rule 8.3 of the Irish Takeover Rules.

Under the provisions of Rule 8.1 of the Irish Takeover Rules, all ‘dealings’ in ‘relevant securities’ of Perrigo by Mylan or ‘relevant securities’ of Mylan by Perrigo, or by any party acting in concert with either of them, must also be disclosed by no later than 12 noon (New York time) on the ‘business’ day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose ‘relevant securities’ ‘dealings’ should be disclosed, can be found on the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie.

Interests in securities arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an ‘interest’ by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the Irish Takeover Rules, which can also be found on the Irish Takeover Panel’s website. If you are in any doubt as to whether or not you are required to disclose a dealing under Rule 8, please consult the Irish Takeover Panel’s website at www.irishtakeoverpanel.ie or contact the Irish Takeover Panel on telephone number +353 1 678 9020 or fax number +353 1 678 9289.

Goldman Sachs, which is authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, is acting for Mylan and no one else in connection with the Perrigo Proposal and will not be responsible to anyone other than Mylan for providing the protections afforded to clients of Goldman Sachs, or for giving advice in connection with the Perrigo Proposal or any matter referred to herein.

Goldman Sachs does not accept any responsibility whatsoever for the contents of this release or for any statement made or purported to be made by them or on their behalf in connection with the offer. Goldman Sachs accordingly disclaims all and any liability whether arising in tort, contract, or otherwise which it might otherwise have in respect of this release or any such statement.

ADDITIONAL INFORMATION
In connection with the Perrigo Proposal, Mylan has filed certain materials with the SEC (and anticipates filing further materials), including, among other materials, the Registration Statement. In connection with the Perrigo Proposal, Mylan also filed with the SEC on September 14, 2015 a Tender Offer Statement on Schedule TO, which includes the offer to exchange/prospectus (the "Offer to Exchange/Prospectus"), form of letter of transmittal and other related offer documents. Mylan has mailed the Offer to Exchange/Prospectus to Perrigo shareholders in connection with the Perrigo Proposal. This report is not intended to be, and is not, a substitute for such filings or for any other document that Mylan may file with the SEC in connection with the Perrigo Proposal. INVESTORS AND SECURITYHOLDERS OF MYLAN AND PERRIGO ARE URGED TO READ THE DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY (IF AND WHEN THEY BECOME AVAILABLE) BEFORE MAKING AN INVESTMENT DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MYLAN, PERRIGO AND THE PERRIGO PROPOSAL. Such documents will be available free of charge through the website maintained by the SEC at www.sec.gov or by directing a request to Mylan at 724-514-1813 or investor.relations@mylan.com. Any materials filed by Mylan with the SEC that are required to be mailed to shareholders of Perrigo and/or Mylan will also be mailed to such shareholders. This release has been prepared in accordance with U.S. securities law, Irish law, and the Irish Takeover Rules.

A copy of this release will be available free of charge at the following website: perrigotransaction.mylan.com. Such website is neither endorsed, nor sponsored, nor affiliated with Perrigo or any of its affiliates. PERRIGO® is a registered trademark of L. Perrigo Company.

NON-SOLICITATION
This release is not intended to, and does not, constitute or form part of (1) any offer or invitation to purchase or otherwise acquire, subscribe for, tender, exchange, sell, or otherwise dispose of any securities, (2) the solicitation of an offer or invitation to purchase or otherwise acquire, subscribe for, sell, or otherwise dispose of any securities, or (3) the solicitation of any vote or approval in any jurisdiction pursuant to this release or otherwise, nor will there be any acquisition or disposition of the securities referred to in this release in any jurisdiction in contravention of applicable law or regulation. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

FURTHER INFORMATION
The distribution of this release in certain jurisdictions may be restricted or affected by the laws of such jurisdictions. Accordingly, copies of this release are not being, and must not be, mailed or otherwise forwarded, distributed or sent in, into, or from any such jurisdiction. Therefore, persons who receive this release (including, without limitation, nominees, trustees and custodians) and are subject to the laws of any such jurisdiction will need to inform themselves about, and observe, any applicable restrictions or requirements. Any failure to do so may constitute a violation of the securities laws of any such jurisdiction. To the fullest extent permitted by applicable law, Mylan disclaims any responsibility or liability for the violations of any such restrictions by any person.

PROFIT FORECASTS / ASSET VALUATIONS
Save for the Mylan calendar year 2015 guidance (in respect of which additional information required by the Irish Takeover Rules has been mailed to Perrigo shareholders, to the extent required), no statement in this release is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Mylan or Perrigo as appropriate. No statement in this release constitutes an asset valuation.

Sources and Bases of Information
The information set forth under “About Mylan” above has been extracted from Mylan Inc.’s Annual Report (Form 10-K) for the period ended December 31, 2014 filed with the SEC on March 2, 2015, amended on April 30, 2015 and updated by Mylan’s Current Report on Form 8-K filed on June 11, 2015.

AVAILABILITY OF THE OFFER TO EXCHANGE/PROSPECTUS (OFFER DOCUMENT)
A copy of the Offer to Exchange/Prospectus (being the offer document for the purposes of the Irish Takeover Rules) is available for inspection at the offices of Arthur Cox, Earlsfort Centre, Earlsfort Terrace, Dublin 2, Ireland.

Mylan N.V. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Net sales	$2,676.2	$2,069.4	$6,887.8	$5,588.8
Other revenues	19.0	14.6	50.8	48.1
Total revenues	2,695.2	2,084.0	6,938.6	5,636.9
Cost of sales	1,379.9	1,071.6	3,785.1	3,077.9
Gross profit	1,315.3	1,012.4	3,153.5	2,559.0
Operating expenses:
Research and development	174.8	158.2	512.9	431.6
Selling, general and administrative	537.1	418.3	1,584.5	1,200.1
Litigation settlements, net	2.3	20.9	19.1	47.2
Other operating income, net	—	(80.0)	—	(80.0)
Total operating expenses	714.2	517.4	2,116.5	1,598.9
Earnings from operations	601.1	495.0	1,037.0	960.1
Interest expense	95.1	83.9	268.5	251.2
Other expense (income), net	50.9	(1.5)	71.4	6.8
Earnings before income taxes and noncontrolling interest	455.1	412.6	697.1	702.1
Income tax provision (benefit)	26.5	(86.8)	44.0	(40.5)
Net earnings	428.6	499.4	653.1	742.6
Net earnings attributable to the noncontrolling interest	—	(0.3)	(0.1)	(2.4)
Net earnings attributable to Mylan N.V. ordinary shareholders	$428.6	$499.1	$653.0	$740.2
Earnings per ordinary share attributable to Mylan N.V. ordinary shareholders:
Basic	$0.87	$1.33	$1.40	$1.98
Diluted	$0.83	$1.26	$1.32	$1.86
Weighted average ordinary shares outstanding:
Basic	490.5	374.1	466.2	373.4
Diluted	514.0	397.3	493.2	397.1

Mylan N.V. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in millions)

	September 30, 2015	December 31, 2014
ASSETS
Assets
Current assets
Cash and cash equivalents	$587.0	$225.5
Accounts receivable, net	2,917.1	2,268.5
Inventories	1,944.1	1,651.4
Other current assets	1,037.7	2,641.5
Total current assets	6,485.9	6,786.9
Intangible assets, net	6,888.2	2,347.1
Goodwill	5,125.3	4,049.3
Other non-current assets	2,817.1	2,703.3
Total assets	$21,316.5	$15,886.6
LIABILITIES AND EQUITY
Liabilities
Current liabilities	$3,684.1	$5,305.7
Long-term debt	5,845.8	5,732.8
Other non-current liabilities	1,971.6	1,572.1
Total liabilities	11,501.5	12,610.6
Noncontrolling interest	1.4	20.1
Mylan N.V. shareholders' equity	9,813.6	3,255.9
Total liabilities and equity	$21,316.5	$15,886.6

Mylan N.V. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited; in millions)

Summary of Adjusted Total Revenues by Segment

	Three Months Ended		Nine Months Ended		Three Months Ended		Nine Months Ended
	September 30,		September 30,		Percent Change		Percent Change
	2015	2014	2015	2014	Actual	Constant Currency(1)	Actual	Constant Currency(1)

Generics (adjusted):
Third party net sales
North America	$1,079.6	$841.8	$2,861.8	$2,360.6	28%	29%	21%	22%
Europe (adjusted) (2)	629.0	351.5	1,606.3	1,103.4	79%	95%	46%	63%
Rest of World	546.9	414.1	1,486.1	1,180.3	32%	47%	26%	37%
Adjusted total third party net sales (2)	2,255.5	1,607.4	5,954.2	4,644.3	40%	48%	28%	36%

Other third party revenues	11.5	9.5	31.7	31.6
Adjusted total third party revenues	2,267.0	1,616.9	5,985.9	4,675.9

Intersegment sales	1.4	1.1	5.2	3.7
Adjusted Generics total revenues	2,268.4	1,618.0	5,991.1	4,679.6

Specialty:
Third party net sales	437.8	462.0	950.7	944.5	(5)%	(5)%	1%	1%
Other third party revenues	7.5	5.1	19.1	16.5
Total third party revenues	445.3	467.1	969.8	961.0

Intersegment sales	1.2	2.9	5.8	7.3
Specialty total revenues	446.5	470.0	975.6	968.3

Elimination of intersegment sales	(2.6)	(4.0)	(11.0)	(11.0)
Adjusted consolidated total revenues (2)	$2,712.3	$2,084.0	$6,955.7	$5,636.9	30%	36%	23%	29%

(1)	The constant currency percent change is derived by translating third party net sales for the current period at prior year comparative period exchange rates.

(2)
Refer to the non-GAAP reconciliations for the third party net sales from Europe, Generics segment third party net sales, third party net sales and total revenues in the non-GAAP financial measures for the directly comparable GAAP financial measures.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
GAAP third party net sales from Europe	$611.9	$351.5	$1,589.2	$1,103.4
Add:
Acquisition related customer incentive	17.1	—	17.1	—
Adjusted third party net sales from Europe	$629.0	$351.5	$1,606.3	$1,103.4

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
GAAP Generics segment third party net sales	$2,238.4	$1,607.4	$5,937.1	$4,644.3
Add:
Acquisition related customer incentive	17.1	—	17.1	—
Adjusted Generics segment third party net sales	$2,255.5	$1,607.4	$5,954.2	$4,644.3

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
GAAP third party net sales	$2,676.2	$2,069.4	$6,887.8	$5,588.8
Add:
Acquisition related customer incentive	17.1	—	17.1	—
Adjusted third party net sales	$2,693.3	$2,069.4	$6,904.9	$5,588.8

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
GAAP total revenues	$2,695.2	$2,084.0	$6,938.6	$5,636.9
Add:
Acquisition related customer incentive	17.1	—	17.1	—
Adjusted total revenues	$2,712.3	$2,084.0	$6,955.7	$5,636.9

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
GAAP cost of sales	$1,379.9	$1,071.6	$3,785.1	$3,077.9
Deduct:
Purchase accounting related amortization	(215.4)	(91.5)	(598.3)	(278.3)
Acquisition related costs	(24.9)	(17.3)	(63.7)	(52.7)
Restructuring & other special items	(5.1)	(11.8)	(19.8)	(32.0)
Adjusted cost of sales	$1,134.5	$951.0	$3,103.3	$2,714.9

Adjusted gross profit (a)	$1,577.8	$1,133.0	$3,852.4	$2,922.0

Adjusted gross margin (a)	58%	54%	55%	52%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
GAAP R&D	$174.8	$158.2	$512.9	$431.6
Deduct:
Acquisition related costs	(0.7)	—	(1.2)	—
Restructuring & other special items	(0.6)	(1.0)	(18.5)	(17.9)
Adjusted R&D	$173.5	$157.2	$493.2	$413.7

Adjusted R&D as % of adjusted total revenues	6.4%	7.5%	7.1%	7.3%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
GAAP SG&A	$537.1	$418.3	$1,584.5	$1,200.1
Deduct:
Acquisition related costs	(36.1)	(14.2)	(136.4)	(28.1)
Restructuring & other special items	(8.6)	(7.7)	(41.3)	(48.9)
Adjusted SG&A	$492.4	$396.4	$1,406.8	$1,123.1

Adjusted SG&A as % of adjusted total revenues	18.2%	19.0%	20.2%	19.9%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
GAAP total operating expenses	$714.2	$517.4	$2,116.5	$1,598.9
Deduct:
Litigation settlements, net	(2.3)	(20.9)	(19.1)	(47.2)
Acquisition related costs	(36.8)	(14.3)	(137.6)	(28.2)
Restructuring & other special items	(9.2)	(8.5)	(59.8)	(66.7)
Adjusted total operating expenses	$665.9	$473.7	$1,900.0	$1,456.8

Adjusted earnings from operations (b)	$911.9	$659.3	$1,952.4	$1,465.2

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
GAAP interest expense	$95.1	$83.9	$268.5	$251.2
Deduct:
Interest expense related to clean energy investments (c)	(4.1)	(3.9)	(12.5)	(11.7)
Non-cash accretion of contingent consideration liability	(9.7)	(9.0)	(28.5)	(26.1)
Non-cash interest	(7.5)	(7.8)	(27.4)	(22.4)
Acquisition financing costs	(30.4)	—	(42.3)	—
Adjusted interest expense	$43.4	$63.2	$157.8	$191.0

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
GAAP other expense (income), net	$50.9	$(1.5)	$71.4	$6.8
(Add) / Deduct:
Equity method losses from clean energy investments	(24.1)	(19.8)	(68.3)	(56.4)
Purchase accounting related amortization	(3.8)	(3.8)	(11.5)	(11.5)
Financing related costs	(40.8)	—	(40.8)	—
Restructuring & other special items	1.2	4.0	(6.9)	3.7
Adjusted other income	$(16.6)	$(21.1)	$(56.1)	$(57.4)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
GAAP net cash provided by operating activities	$975	$440	$1,357	$888
Add / (Deduct):
Payment of litigation settlements	—	—	—	54
Financing Fees	127	—	137	—
Acquisition related costs	37	26	121	63
R&D expense	—	1	12	21
Income tax items	(15)	—	(15)	—
Other	1	3	3	3
Adjusted cash provided by operating activities	$1,125	$470	$1,615	$1,029

(Deduct) / Add:
Capital expenditures	(85)	(67)	(207)	(220)
Proceeds from sale of property, plant and equipment	—	—	—	9
Adjusted free cash flow	$1,040	$403	$1,408	$818

(a)	Adjusted gross profit is calculated as adjusted total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by adjusted total revenues.

(b)	Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.

(c)	Adjustment represents exclusion of activity related to Mylan's clean energy investments, the activities of which qualify for income tax credits under section 45 of the Code.
Reconciliation of Forecasted Guidance
The reconciliation below is based on management's estimate of adjusted net earnings and adjusted diluted EPS for the twelve months ending December 31, 2015. Mylan expects certain known GAAP amounts for 2015, as presented in the reconciliation below. Other GAAP charges, including those related to potential litigation, asset impairments and restructuring programs that would be excluded from the adjusted results are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges are dependent upon future events and valuations that have not yet occurred or been performed. The unaudited forecasted amounts presented below are stated in millions, except for earnings per share data.

Reconciliation of Forecasted GAAP Net Earnings and GAAP Diluted EPS to Adjusted Net Earnings and Adjusted Diluted EPS

	Twelve Months Ended December 31, 2015
	Lower		Upper
GAAP net earnings attributable to Mylan N.V. and GAAP diluted EPS	$940	$1.88	$965	$1.93
Purchase accounting related amortization	825		860
Interest expense, primarily amortization of convertible debt discount	65		75
Non-cash accretion of contingent consideration liability	35		40
Pre-tax loss of clean energy investments	80		100
Litigation settlements, net	18		20
Financing related	40		45
Restructuring, acquisition and other special items	370		450
Tax effect of the above items and other income tax related items	(298)		(380)
Adjusted net earnings attributable to Mylan N.V. and adjusted diluted EPS	$2,075	$4.15	$2,175	$4.35